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| FORM 3 |
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OMB Number: 3525-0287
Expires:    September 30, 1998
Estimated average burden
hours per response. . . 0.5

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a)
           Public Utility Holding Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

   Fallen Angel Equity Fund, L.P.
   -----------------------------------------------------------------------------
   (Last)                           (First)                             (Middle)

   c/o Fallen Angel Capital, LLC
   960 Holmdel Road
   -----------------------------------------------------------------------------
                                    (Street)

   Holmdel                           New Jersey                           07733
   -----------------------------------------------------------------------------
   (City)                           (State)                                (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

   2/12/99

3. IRS or Social Security Number of Reporting Person (Voluntary)

   223563114

4. Issuer Name and Ticker or Trading Symbol

   ASTEA INTERNATIONAL, INC. (ATEA)

5. Relationship of Reporting Person to Issuer (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)

6. If Amendment, Date of Original Month/Day/Year)



             TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                    OR BENEFICIALLY OWNED

1. Title of             2. Amount of Securities     3. Ownership Form:       4. Nature of Indirect
   Security (Instr. 4)     Benefically Owned           Direct (D) or            Beneficial
                           (Inst. 4)                   Indirect (I)             Ownership (Instr. 5)
                        --------------------------     (Instr. 5)
                                                    --------------------------    ----------------

Common Stock             1,356,000                    D



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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                         TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative  2. Date Exercisable and     3. Title and Amount of      4. Conversion or   5. Ownership Form  6. Nature of
   Security (Instr. 4)     Expiration Date             Securities Underlying       Exercise Price     of Derivative      Indirect
                           (Month/Day/Year)            Derivative Security         of Derivative      Security:          Beneficial
                        --------------------------     (Instr. 4)                  Security           Direct (D) or      Ownership
                                                    --------------------------                        Indirect (I)       (Instr. 5)
                                                                     Amount or                        (Instr. 5)
                        Date            Expiration                   Number of
                        Exercisable     Date           Title         Shares
- ----------------------  --------------  ----------     ------------  ---------  -----------------  -----------------  -----------

None








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


/s/ Barry Goldsmith, Manager, General Partner         2-22-99
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           Signature of Reporting Person                      Date

**** Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations. See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.